Exhibit 99.1

First Horizon Establishes ESOP

Alpharetta, Georgia (December 14, 2004) - First Horizon Pharmaceutical Corporation (Nasdaq: FHRX) today announced that its Board of Directors approved the adoption of an Employee Stock Ownership Plan (“ESOP”) effective January 1, 2005.  “After careful consideration and a thorough analysis, we concluded that the addition of an ESOP to our benefit plans would provide our employees with another opportunity to participate in our growth and success,” said Patrick Fourteau, CEO and President.  As designed, through the ESOP the Company will be able to give employees interests in the Company’s equity on a tax-efficient basis, so as to minimize the need to award stock options to employees generally.

Dr. John Kapoor contributed shares and Mr. Fourteau and Darrell Borne, CFO, exercised previously granted stock options.  The Company then, with full Board of Directors approval, purchased the resulting 1 million shares of common stock at fair market value equal to the December 8, 2004 closing price of the Company’s common stock as reported by Nasdaq.  The Company acquired those shares in part, to establish a pool of authorized shares that will be available for contribution to the ESOP over time as the Company in its discretion deems appropriate.  Employee participation in the ESOP should minimize the Company’s stock compensation expenses in anticipation of regulatory requirements to expense stock options, and removing these purchased shares from the public market should prevent additional dilution as the Company moves forward with the ESOP.  The purchase of these shares is in concert with the Company’s ongoing stock repurchase plan.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health/pediatrics.  First Horizon has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives.  First Horizon’s web site address is: http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
770-442-9707, ext. 6530
ir@horizonpharm.com